AMENDMENT NO. 1 TO DEALER MANAGER AGREEMENT
AND PARTICIPATING DEALER AGREEMENT
This Amendment No. 1 to Dealer Manager Agreement and Participating Dealer Agreement (this “Amendment”) is made and entered into as of this 24th day of June, 2019 by and between Griffin Capital Essential Asset REIT, Inc. (formerly Griffin Capital Essential Asset REIT II, Inc.), a Maryland corporation (the “Company”) and Griffin Capital Securities, LLC, a Delaware limited liability company (the “Dealer Manager”).
RECITALS
WHEREAS, the Company previously filed a Registration Statement on Form S-11 (File No. 333-217223) to register for offer and sale up to $2.0 billion in shares of its common stock (the “Shares”), consisting of four classes of Shares, Class T shares, Class S shares, Class D shares and Class I shares (excluding shares of its common stock to be offered and sold pursuant to the Company’s distribution reinvestment plan), at a purchase price equal to the Company’s net asset value per share applicable to the class of shares being purchased on such day, plus applicable selling commissions and dealer manager fees (the “Offering”), which Offering was declared effective by the SEC on September 20, 2017;
WHEREAS, in connection with the Offering, the Company and the Dealer Manager have entered into a Dealer Manager Agreement, dated September 18, 2017 (the “Dealer Manager Agreement”), and the Dealer Manager has subsequently entered into Participating Dealer Agreements, dated various dates, with participating dealers; and
WHEREAS, on May 28, 2019, the board of directors of the Company adopted second articles of amendment to the Company’s First Articles of Amendment and Restatement (the “Charter Amendment”) to change the Company’s name from Griffin Capital Essential Asset REIT II, Inc. to Griffin Capital Essential Asset REIT, Inc. The Charter Amendment was filed with the Maryland State Department of Assessments and Taxation on June 11, 2019.
NOW THEREFORE, the Company and the Dealer Manager, hereby modify and amend the Dealer Manager Agreement and agree as follows:

1.	Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Dealer Manager Agreement.

2.	Amendments to Dealer Manager Agreement and Participating Dealer Agreement.
All references to “Griffin Capital Essential Asset REIT II, Inc.” are hereby amended and replaced with “Griffin Capital Essential Asset REIT, Inc.”
All references to the “sponsor” or the “advisor” and related text are hereby deleted.

3.	Amendment. This Amendment may not be amended or modified except in writing signed by all parties.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

5.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

COMPANY:

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

By:	/s/ Michael J. Escalante
Name:	Michael J. Escalante
Title:	Chief Executive Officer and President

DEALER MANAGER:

GRIFFIN CAPITAL SECURITIES, LLC

By:	/s/ Mark M. Goldberg
Name:	Mark M. Goldberg
Title:	Chief Executive Officer